Exhibit 99.1

Abeona Therapeutics Provides Update from ABO-102 Phase 1/2 MPS IIIA Clinical Trial at Orphan Drugs & Rare Disease Conference, London UK

New York, NY, and Cleveland, OH – October 20, 2016 - Abeona Therapeutics Inc. (Nasdaq: ABEO):

•	ABO-102 gene therapy well-tolerated at low-dose Cohort of 3 subjects
•	Significant average GAG (heparan sulfate) reduction in urine (57.6% +/- 8.2%) and cerebral spinal fluid (25.6% +/- 0.8%) and reduction in liver (17.1% +/- 1.9%) and spleen volume (17.6% +/- 7.1%) observed at 30 Days post-intravenous injection
•	Company to host investor call at 4:30 EDT today

Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening rare genetic diseases, provided today at the Orphan Drugs & Rare Disease Conference (London, UK), an update on clinical results through 30 days post-injection for the completed low-dose cohort (n=3) in the ongoing Phase 1/2 trial for ABO-102 (AAV-SGSH). The first-in-man clinical trial utilizes a single intravenous injection of AAV gene therapy for subjects with MPS IIIA (Sanfilippo syndrome type A), a rare autosomal recessive disease affecting every cell and organ in the body causing neurocognitive decline, speech loss, loss of mobility, and premature death in children.

The ongoing Phase 1/2 study is designed to evaluate safety and preliminary indications of efficacy of ABO-102 in subjects suffering from MPS IIIA. Observations 30 days post-injection for the low dose cohort demonstrated:

•	ABO-102 is well-tolerated in subjects injected with the low dose of 5E13 vp/kg ABO-102 with no treatment related adverse events or serious adverse events (SAEs). Following favorable review of the safety data by the independent Data Safety Monitoring Board (DSMB), enrollment in the high dose cohort has commenced.

•	In the natural history study evaluating MPS III subjects it was shown that urine and cerebral spinal fluid GAG (heparan sulfate or “HS”) are significantly elevated in the subject population as a symptom of disease pathology.

•	All subjects in the low-dose cohort experienced reductions from baseline in both urinary HS and CSF. At 30 days post-injection, urinary HS reduction was 57.6% +/- 8.2%. Reduction in CSF HS was 25.6% +/- 0.8%, suggesting that ABO-102 crossed the blood brain barrier after intravenous administration.

•	The natural history study in 25 subjects with MPS III (Truxal et. al., 2016, Mol. Genet. Metab.) demonstrated that subjects had increased liver and spleen volumes averaging 116% and 88%, respectively, at baseline that did not change over a year of follow up.

•	All three subjects demonstrated significant reductions in liver volume (17.1% +/- 1.9%), and spleen volume (17.6% +/- 7.1%) from baseline, as measured by MRI at 30 days post-injection.

Per the design of the clinical trial, subjects in the low-dose cohort received a single, intravenous injection of AB0-102 to deliver the AAV viral vector systematically throughout the body to introduce a corrective copy of the gene that underlies the cause of the MPS IIIA disease. Subjects were evaluated at multiple time points over the initial 30 days post-injection for safety assessments and initial signals of biopotency, which suggest that ABO-102 successfully reached target tissues throughout the body, including the central nervous system, to reduce GAG content that underlies the lysosomal storage pathology central to Sanfilippo syndrome type A (MPSIIIA).

“We remain encouraged by continued signs of tolerability and by early signals demonstrating reduced urinary and CSF GAG,” stated Kevin M. Flanigan, MD, principal investigator with the Center for Gene Therapy at Nationwide Children’s Hospital and Professor of Pediatrics and Neurology at The Ohio State University College of Medicine. “Additionally, we are informed by the natural history study that subjects with MPS IIIA experience hepatosplenomegaly, and are pleased by observations in the low dose cohort of significant reductions in liver and spleen volumes 30 days post-injection as measured by MRI.”

A more complete analysis of these data will be presented from the low-dose cohort and initial high dose cohort at a scientific conference in the first quarter of 2017. The Data Safety Monitoring Board has approved dose escalation of the high dose cohort this quarter.

“The data demonstrate an early and robust systemic delivery of ABO-102, and the reductions in CNS and urinary GAG support our approach for intravenous delivery of ABO-102 for subjects with Sanfilippo syndromes,” stated Timothy J. Miller, Ph.D, President and CEO of Abeona Therapeutics. “We are excited about early biomarker signals in this trial, including the reductions in liver and spleen volumes. Positive impact on hepatosplenomegaly has been an important measure historically in other clinical programs in the lysosomal storage disease space.”

Abeona’s MPS IIIA program, ABO-102, has been granted Orphan Product Designation in the USA and received the Rare Pediatric Disease Designation, and recently announced Orphan Drug Designation has been granted in the European Union.

Conference Call: Management will be hosting a conference call today at 4:30p EDT to update investors on ABO-102 recent developments and ongoing progress in additional programs within the Company. Interested parties can access the call by dialing 877.269.7756.

About ABO-102 (AAV-SGSH): ABO-102 is an adeno-associated viral (AAV)-based gene therapy for subjects with MPS IIIA (Sanfilippo syndrome), that is delivered as a one-time intravenous injection. ABO-102 delivers a functioning, corrective copy of the SGSH gene to cells of the central nervous system (CNS) and other organs with the goal of correcting the underlying deficits caused by the inborn genetic errors that are the cause the disease. ABO-102 has been well tolerated through 30-day post-injection in subjects injected with the low-dose (n=3). The clinical study is supported by neurocognitive evaluations, biochemical assessments and MRI data generated in a 25-subject MPS III natural history study, also conducted at Nationwide Children's Hospital, where subjects continued through one-year of follow up assessments.

Sanfilippo syndromes (or mucopolysaccharidosis (MPS) type III): a group of four inherited genetic diseases each caused by a single gene defect, described as type A, B, C or D, which cause enzyme deficiencies that result in the abnormal accumulation of glycosaminoglycans (GAGs, or sugars) in body tissues. MPS III is a lysosomal storage disease, a group of rare inborn errors of metabolism resulting from deficiency in normal lysosomal function. The incidence of MPS III (all four types combined) is estimated to be 1 in 70,000 births. Mucopolysaccharides are long chains of sugar molecule used in the building of connective tissues in the body. There is a continuous process in the body of replacing used materials and breaking them down for disposal. Children with MPS III are missing an enzyme which is essential in breaking down the used mucopolysaccharides called heparan sulfate. The partially broken down mucopolysaccharides remain stored in cells in the body causing progressive damage. In MPS III, the predominant symptoms occur due to accumulation within the central nervous system (CNS), including the brain and spinal cord, resulting in cognitive decline, motor dysfunction, and eventual death. Importantly, there is no cure for MPS III and treatments are largely supportive care.

About Abeona: Abeona Therapeutics Inc. is a clinical stage company developing gene and plasma-based therapies for life-threatening rare genetic diseases. Abeona's lead programs are ABO-102 (AAV-SGSH) and ABO-101 (AAV-NAGLU), adeno-associated virus (AAV) based gene therapies for Sanfilippo syndrome (MPS IIIA and IIIB), respectively. Abeona is also developing EB-101 (gene-corrected skin grafts) for recessive dystrophic epidermolysis bullosa (RDEB), ABO-201 (AAV-CLN3) gene therapy for juvenile Batten disease (JNCL); ABO-202 (AAV-CLN1) gene therapy for treatment of infantile Batten disease (INCL), and ABO-301 (AAV-FANCC) for Fanconi anemia (FA) disorder using a novel CRISPR/Cas9-based gene editing approach to gene therapy for rare blood diseases. In addition, Abeona has a plasma-based protein therapy pipeline, including SDF Alpha™ (alpha-1 protease inhibitor) for inherited COPD, using our proprietary SDF™ (Salt Diafiltration) ethanol-free process. For more information, visit www.abeonatherapeutics.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, our plans for continued development and internationalization of our clinical programs, that ABO-102 is well-tolerated, that studies will continue to enroll in the US and internationally and that early signs of potency are encouraging and will continue These statements are subject to numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll subjects in clinical trials, the impact of competition; the ability to develop our products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Investor Contact:

Christine Silverstein

Vice President, Investor Relations

Abeona Therapeutics Inc.
+1 (212)-786-6212

csilverstein@abeonatherapeutics.com

Media Contact:
Andre’a Lucca
Vice President, Communications & Operations
Abeona Therapeutics Inc.
+1 (212)-786-6208

alucca@abeonatherapeutics.com